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Bradley M Rust, President and Chief Financial Officer
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January 26, 2026 German American Bancorp, Inc. (GABC) Reports Record Fourth Quarter and Strong Annual 2025 Earnings; Declares 7% Cash Dividend Increase

•Record quarterly earnings of $0.95 per share; $0.96 as adjusted*
•Robust 4th quarter return on average assets ("ROAA") of 1.67%; 1.68% as adjusted*
•Robust net interest margin* of 4.13%
•Low efficiency ratio* of 48.6%
•Healthy credit metrics, with annualized net charge-offs of 0.04%
•Strong annualized linked quarter loan growth of 7%
•Tangible Common Equity* ("TCE") ratio increased to 9.44%; Return on average TCE ("ROATCE")* of 19.49%
•21st consecutive year of double digit return on average shareholder equity
•Declared 7% cash dividend increase, making it the 14th consecutive year of increased cash dividends
•Heartland Bank acquisition continues to integrate seamlessly
•Recognized as one of America’s Best Regional Banks in 2026 by Newsweek

Jasper, Indiana – January 26, 2026. German American Bancorp, Inc. (Nasdaq: GABC) (“German American” or the “Company”) reported record earnings for the three months ended December 31, 2025. The Company also announced a 7% increase in its regular quarterly cash dividend, as its Board of Directors declared a regular quarterly cash dividend of $0.31 per share, which will be payable on February 20, 2026 to shareholders of record as of February 10, 2026.

For the three months ended December 31, 2025, the Company reported net income of $35.7 million, or $0.95 per share, reflecting a linked quarter increase of $0.7 million, or approximately 1% on a per share basis, from previous record third quarter 2025 net income of $35.1 million, or $0.94 per share. The Company also reported strong annual net income of $112.6 million, or $3.06 per share, for the year ended December 31, 2025, reflecting a year-over-year increase of $28.8 million, or approximately 8% on a per share basis, from year end December 31, 2024 net income of $83.8 million, or $2.83 per share.

On an adjusted basis*, net income for the three months ended December 31, 2025 was $35.9 million, or $0.96 per share, reflecting a linked quarter increase of $1.5 million, or approximately 4.4% on a per share basis, from previous third quarter net income of $34.4 million, or $0.92 per share. On an adjusted basis*, net income for the year ended December 31, 2025 was $129.7 million, or $3.52 per share, reflecting a year-over-year increase of $45.9 million, or approximately 24% on a per share basis, from year end December 31, 2024.

Profitability and capital measures remained strong as ROAA for the fourth quarter of 2025 was 1.67% (1.68% as adjusted*) and ROATCE was 19.5% (19.6% as adjusted*). These compared to ROAA of 1.68% (1.65% as adjusted*) and ROATCE of 21.1% (20.8% as adjusted*) in the third quarter of 2025.
___________________________________________
* Represents a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Bradley M Rust, President and Chief Financial Officer
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Fourth Quarter 2025 highlights include:
•Robust net interest margin of 4.13%
◦7 basis point increase from third quarter 2025
◦14 basis point reduction in funding costs and 7 basis point decrease in earning asset yields

•Strong increase in loan balances during the quarter
◦End of period loans increased $97 million, or approximately 7% on an annualized basis, with growth coming from all commercial and agriculture categories, as well as consumer-home equity lines

•Slight decrease in deposits quarter over linked quarter
◦Non-interest bearing deposits increased approximately 1.5% on an annualized linked quarter basis and represented 28% of total deposits
◦Interest bearing demand, savings and money market accounts increased approximately 4.5% on an annualized linked quarter basis
◦These transactional deposit increases were offset by managed run-off of higher cost retail and jumbo time deposits

•Excluding the effects of a $283,000 non-recurring loss on the redemption of subordinated debt on December 30, 2025 and a $975,000 non-recurring gain on the redemption of subordinated debt in the third quarter of 2025, non-interest income remained stable in the fourth quarter 2025, led by an increase of $231,000, or 5%, in wealth management fees

•Stable non-interest expenses of $49.9 million
◦Strong efficiency ratio* of 48.55% for the fourth quarter
◦Quarter over linked quarter increase in salaries and benefits of approximately 8.5%, driven by incentive compensation tied to record earnings performance, was offset by broad-based cost reductions in all other remaining expense categories

•Total allowance for credit losses was $77.7 million, with total quarterly provision expense of $2.2 million as credit metrics remained healthy
◦Ratio of allowance to total loans of 1.32%
◦Annualized net charge offs remained minimal at 4 basis points of average loans
◦Non-performing assets were slightly elevated at 0.35% of period end assets compared to third quarter of 0.28%. The increase was mostly driven by two acquired credits that were adversely classified at acquisition and have subsequently been placed on non-accrual status

•Capital ratios remained strong
◦TCE* of 9.44%
◦Tangible book value per share of $20.08; 6.3% increase from linked quarter September 30, 2025

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◦The Company announced a 7% increase to its quarterly cash dividend, making it the 14th consecutive year of increased cash dividends reflecting the Company’s strong operations and healthy capital position

D. Neil Dauby, Chairman and CEO of German American stated, “We are extremely pleased to deliver yet another record quarterly earnings performance for the fourth quarter 2025 and for the year ended December 31, 2025. We have great positive momentum as we head into 2026 and are excited about the long-term potential in connection with a normalizing yield curve and our strong diversified organic growth footprint”.

Dauby also stated, “We continue to add top talent to our relationship-focused team of professionals, and with their dedicated efforts, we are confident that our strong community presence, healthy financial condition and disciplined approach to growth will continue to drive future profitability and long-term shareholder value. We remain excited and committed to the vitality and future growth of our Indiana, Kentucky and Ohio communities”.

Balance Sheet Highlights

On February 1, 2025, the Company completed its acquisition of Heartland BancCorp ("Heartland") through the merger of Heartland with and into the Company. Immediately following completion of the Heartland holding company merger, Heartland’s subsidiary bank, Heartland Bank, was merged with and into the Company’s subsidiary bank, German American Bank (the "Bank"). Heartland, headquartered in Whitehall, Ohio, operated 20 retail banking offices located in Columbus, Ohio and Greater Cincinnati. As of the closing of the transaction, Heartland had total assets of approximately $1.94 billion, total loans of approximately $1.58 billion, and total deposits of approximately $1.73 billion. The Company issued approximately 7.74 million shares of its common stock, and paid approximately $23.1 million in cash, in exchange for all of the issued and outstanding shares of common stock of Heartland and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the merger.

Total assets for the Company totaled $8.389 billion at December 31, 2025, representing a decline of $12.5 million compared with September 30, 2025 and an increase of $2.093 billion compared with December 31, 2024. The increase in total assets at December 31, 2025 compared with December 31, 2024 was, in large part, attributable to the Heartland acquisition, with continued organic loan growth also contributing to the increase.

December 31, 2025 total loans increased $96.8 million, or 7% on an annualized basis, compared with September 30, 2025 and increased $1.751 billion compared with December 31, 2024. The increase during the fourth quarter of 2025 compared with September 30, 2025 was broad-based across most segments of the portfolio and throughout the Company's footprint. Commercial and industrial loans increased $33.0 million, or 16% on an annualized basis, commercial real estate loans increased $39.3 million, or 5% on an annualized basis, and agricultural loans reflected a seasonal increase of $16.4 million, or 14% on an annualized basis. Retail loans grew by $8.2 million, or 2% on an annualized basis, due in large part to

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strong home equity loan originations, which were partially offset by a reduced level of residential mortgage loans. The increase at December 31, 2025 compared with December 31, 2024 was largely due to the acquisition of Heartland in addition to continued organic loan growth throughout the Company's existing market areas. Excluding loans acquired through the Heartland acquisition, total loans increased $261.9 million, or 6%, during 2025.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years. The addition of the Heartland loan portfolio resulted in only modest changes to the overall portfolio composition, most notably in the residential mortgage loan segment. The portfolio is most heavily weighted in commercial real estate loans at 53% of the portfolio, followed by commercial and industrial loans at 14% of the portfolio, residential mortgage loans at 13% of the portfolio (up from 9% at December 31, 2024), agricultural loans at 8% of the portfolio, and home equity loans at 8% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services.

End of Period Loan Balances	12/31/2025	9/30/2025	12/31/2024
(dollars in thousands)

Commercial & Industrial Loans	$848,240	$815,222	$671,038
Commercial Real Estate Loans	3,142,472	3,103,181	2,224,872
Agricultural Loans	489,168	472,807	431,037
Consumer Loans	630,015	603,742	448,872
Residential Mortgage Loans	774,553	792,670	357,448
	$5,884,448	$5,787,622	$4,133,267

The Company’s allowance for credit losses totaled $77.7 million at December 31, 2025 compared to $76.1 million at September 30, 2025 and $44.4 million at December 31, 2024. The allowance for credit losses represented 1.32% of period-end loans at both December 31, 2025 and September 30, 2025 and 1.08% of period-end loans at December 31, 2024.

The Company added $32.7 million to the allowance for credit losses in conjunction with the closing of the Heartland acquisition on February 1, 2025, related to the Heartland loan portfolio. Of the increase in the allowance for credit losses for the Heartland portfolio, $16.2 million was recorded through the "Day 2" provision for credit losses under the CECL model. In a transaction like the Heartland merger, the current accounting rules require the acquirer to recognize an allowance for credit losses in the period of acquisition for both purchased credit deterioration (“PCD”) assets and non-PCD assets. The determination of PCD versus non-PCD determines how the allowance for credit loss flows through the financial statements. For PCD assets, the gross-up method includes the impact in the “Day 1” business combination entries with no impact to expense. For non-PCD assets, the impact is reflected outside of the business combination entries (sometimes referred to as “Day 2”) and is reflected in expense.

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Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of December 31, 2025, the Company held net discounts on acquired loans of $52.8 million, which included $50.7 million related to the Heartland loan portfolio.
Non-performing assets totaled $29.5 million at December 31, 2025, $23.7 million at September 30, 2025, and $11.1 million at December 31, 2024. Non-performing assets represented 0.35% of total assets at December 31, 2025, 0.28% at September 30, 2025 and 0.18% at December 31, 2024. Non-performing loans represented 0.50% of total loans at December 31, 2025, 0.41% at September 30, 2025, and 0.27% at December 31, 2024.

The increase in non-performing assets during the fourth quarter of 2025 was largely related to two commercial relationships acquired in the Heartland transaction. The relationships were identified as adversely classified at the time of acquisition and have subsequently been placed on non-accrual status. The overall increase in non-performing assets at December 31, 2025 compared with year-end 2024 was largely attributable to the Heartland acquisition with non-performing assets from the Heartland acquisition totaling approximately $18.6 million at year-end 2025.

Non-performing Assets
(dollars in thousands)
	12/31/2025	9/30/2025	12/31/2024
Non-Accrual Loans	$29,319	$23,676	$10,934
Past Due Loans (90 days or more)	92	—	188
Total Non-Performing Loans	29,411	23,676	11,122
Other Real Estate	68	48	—
Total Non-Performing Assets	$29,479	$23,724	$11,122

December 31, 2025 total deposits declined $24.8 million, or 1% on an annualized basis, compared to September 30, 2025 and increased $1.661 billion compared with December 31, 2024. The increase in total deposits at December 31, 2025 compared with year-end 2024 was largely attributable to the Heartland acquisition. As of December 31, 2025, deposits from the Heartland acquisition totaled $1.559 billion.

The addition of the Heartland deposit portfolio did not result in significant changes to the overall deposit portfolio composition. Notably, non-interest bearing deposits have remained relatively stable as a percent of total deposits at approximately 28% at both December 31, 2025 and September 30, 2025, and 26% at year-end 2024.

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Bradley M Rust, President and Chief Financial Officer
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End of Period Deposit Balances	12/31/2025	9/30/2025	12/31/2024
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,944,831	$1,938,522	$1,399,270
IB Demand, Savings, and MMDA Accounts	3,755,374	3,714,191	3,013,204
Time Deposits < $100,000	475,943	502,548	327,080
Time Deposits > $100,000	813,594	859,241	589,521
	$6,989,742	$7,014,502	$5,329,075

At December 31, 2025, the capital levels for the Company and the Bank remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

	12/31/2025 Ratio	9/30/2025 Ratio	12/31/2024 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	14.93%	15.07%	17.15%
Bank	13.80%	14.00%	15.02%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	14.04%	13.83%	15.72%
Bank	12.91%	13.10%	14.23%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	13.52%	13.30%	15.02%
Bank	12.91%	13.10%	14.23%
Tier 1 Capital (to Average Assets)
Consolidated	11.54%	11.40%	12.28%
Bank	10.61%	10.80%	11.12%

Results of Operations Highlights – Year ended December 31, 2025

Net income for the year ended December 31, 2025 totaled $112,635,000, or $3.06 per share, an increase of $28,824,000, or approximately 8% on a per share basis, from the year ended December 31, 2024 net income of $83,811,000, or $2.83 per share. The year ended December 31, 2025 results of operations included Heartland acquisition-related expenses of $6,996,000 ($5,418,000, on an after-tax basis) and the “Day 2” provision for credit losses under the CECL model of $16,200,000 ($12,150,000, on an after-tax basis), as well as a net gain on the redemption of subordinated debentures.

Net income for the year end December 31, 2024 included the sale of the assets of the Company's wholly owned subsidiary German American Insurance, Inc. ("GAI") in the second quarter of 2024, which resulted in an after-tax gain, net of transaction costs, of approximately $27,476,000, or $0.93 per share, and a partial

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securities portfolio restructuring transaction, also in the second quarter of 2024, resulting in an after-tax loss of $27,189,000, or $0.92 per share.

On an adjusted basis, net income for the year ended December 31, 2025 was $129,684,000, or $3.52 per share, compared with adjusted net income of $83,839,000, or $2.83 per share, for the year ended December 31, 2024. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Year Ended December 31, 2025			Year Ended December 31, 2024

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$250,520	$10,817	4.32%	$151,907	$7,697	5.07%
Securities	1,598,251	54,299	3.40%	1,534,433	47,496	3.10%
Loans and Leases	5,604,879	360,410	6.43%	4,035,670	241,344	5.98%
Total Interest Earning Assets	$7,453,650	$425,526	5.71%	$5,722,010	$296,537	5.19%

Liabilities
Demand Deposit Accounts	$1,851,978			$1,420,412

IB Demand, Savings, and MMDA Accounts	$3,733,503	$65,877	1.76%	$3,012,073	$54,303	1.80%
Time Deposits	1,329,638	49,215	3.70%	872,429	36,319	4.16%
FHLB Advances and Other Borrowings	215,334	10,865	5.05%	196,480	9,830	5.00%
Total Interest-Bearing Liabilities	$5,278,475	$125,957	2.39%	$4,080,982	$100,452	2.46%

Cost of Funds			1.69%			1.76%
Net Interest Income, Tax-Equivalent Basis*		$299,569			$196,085
Net Interest Margin			4.02%			3.43%

___________________________________________
* Represents a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

During the year ended December 31, 2025, net interest income, on a non tax-equivalent basis, totaled $294,132,000, an increase of $103,541,000, or 54%, compared to the year ended December 31, 2024 net interest income of $190,591,000. The increase in net interest income for 2025 compared with 2024 was primarily attributable to a higher level of earning assets driven by the Heartland acquisition and an improvement of the Company’s net interest margin.

The tax equivalent net interest margin for the year ended December 31, 2025 was 4.02% compared with 3.43% for the year ended December 31, 2024. The improvement in the net interest margin, excluding the accretion of discount on acquired loans, during 2025 compared with 2024 was the result of improved yields on earning assets (including both loan and security yields) and a lower cost of deposits. The lower cost of deposits was largely driven by the Federal Reserve's lowering of the Federal Funds rates over the last

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several months of 2024 and again in the latter months of 2025, and the Company's ability to correspondingly lower deposit costs.

The Company's net interest margin and net interest income in both 2025 and 2024 have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $15,556,000 during the year ended December 31, 2025 and $1,507,000 during the same period of 2024. Accretion of loan discounts on acquired loans contributed approximately 21 basis points to the net interest margin during 2025 and 3 basis points during 2024.

During the year ended December 31, 2025, the Company recorded a provision for credit losses of $19,425,000, as compared to the provision for credit losses of $2,775,000 recorded for the year ended December 31, 2024. The first quarter of 2025 included a provision for credit losses of $16,200,000 related to the “Day 2” adjustment for the Heartland acquisition.

During the year ended December 31, 2025, non-interest income increased $4,652,000, or 7%, compared with the year ended December 31, 2024. The increase during 2025 compared to 2024 was largely the result of the Heartland acquisition combined with an improvement in the Company’s existing fee revenue sources. The year ended December 31, 2024 included the previously mentioned sale of the GAI assets and the securities portfolio restructuring transaction, which each occurred during the second quarter of 2024. On an adjusted basis, non-interest income for the year ended December 31, 2025 was $66,620,000 compared to $54,691,000 for the same period of 2024. Adjusted non-interest income is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” section in this Management’s Discussion and Analysis for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Year Ended	Year Ended
Non-interest Income	12/31/2025	12/31/2024
(dollars in thousands)

Wealth Management Fees	$16,808	$14,416
Service Charges on Deposit Accounts	15,083	12,669
Insurance Revenues	—	4,384
Company Owned Life Insurance	2,555	2,058
Interchange Fee Income	19,598	17,125
Sale of Assets of German American Insurance	—	38,323
Other Operating Income	8,758	5,419
Subtotal	62,802	94,394
Net Gains on Sales of Loans	4,510	3,054
Net Gains on Securities	—	(34,788)
Total Non-interest Income	$67,312	$62,660

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Bradley M Rust, President and Chief Financial Officer
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Wealth management fees increased $2,392,000, or 17%, during 2025 compared with 2024. The increase during the year ended December 31, 2025 compared with the same period of 2024 was largely attributable to increased assets under management, driven by healthy capital markets throughout 2024 and 2025, and continued strong new business results in addition to the Heartland acquisition.

Service charges on deposit accounts increased $2,414,000, or 19%, during the year ended December 31, 2025, compared with the same period of 2024. The increase during 2025 compared with 2024 was primarily driven by the Heartland acquisition in addition to increased customer utilization of deposit services.

No insurance revenues were recognized during the year ended December 31, 2025 due to the sale of the GAI assets effective June 1, 2024. As a result, insurance revenues declined $4,384,000 during 2025, compared with 2024. As previously discussed, the sale of substantially all of the assets of GAI in June 2024 resulted in net proceeds of $38,323,000.

Interchange fees increased $2,473,000, or 14%, during the year ended December 31, 2025, compared with the same period of 2024. The increase during 2025 compared with 2024 was largely attributable to the Heartland acquisition.

During the year ended December 31, 2025, other operating income increased $3,339,000, or 62%, compared with the same period of 2024. The increase during 2025 compared with 2024 was primarily attributable to the Heartland acquisition.

Net gains on sales of loans increased $1,456,000, or 48%, during the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase during 2025 compared with 2024 was related to the Heartland acquisition and a higher volume of loans sold. Loan sales totaled $193.2 million during 2025 compared with $130.7 million during 2024.

There were no securities transactions during 2025 that resulted in net gains or losses. The net loss on securities during 2024 totaled $34,788,000 which was primarily related to the net loss recognized on the securities restructuring transaction.

During the year ended December 31, 2025, non-interest expense totaled $201,949,000, an increase of $55,572,000, or 38%, compared with the same period of 2024. The primary drivers of the increased operating expenses in 2025 compared with 2024 were the Heartland operating costs and acquisition-related costs.

Each period presented included Heartland acquisition-related expenses, with such amounts being $6,996,000 for the year ended December 31, 2025 and $1,370,000 for the same period of 2024. The year ended December 31, 2024 also included non-recurring professional fees and other costs associated with the GAI asset sale that totaled approximately $1,816,000.

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On an adjusted basis, non-interest expense for the year ended December 31, 2025 was $194,953,000 compared to $139,777,000 for the same period of 2024. Adjusted non-interest expense is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Year Ended	Year Ended
Non-interest Expense	12/31/2025	12/31/2024
(dollars in thousands)

Salaries and Employee Benefits	$107,742	$82,257
Occupancy, Furniture and Equipment Expense	19,634	14,944
FDIC Premiums	3,800	2,908
Data Processing Fees	17,579	12,243
Professional Fees	10,418	8,147
Advertising and Promotion	5,153	3,939
Intangible Amortization	10,148	2,032
Other Operating Expenses	27,475	19,907
Total Non-interest Expense	$201,949	$146,377

Salaries and benefits increased $25,485,000, or 31%, during the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase in 2025 compared with 2024 was due primarily to the salaries and benefits costs for the Heartland employee base.

Occupancy, furniture and equipment expense increased $4,690,000, or 31%, during the year ended December 31, 2025 compared to the year ended December 30, 2024. The increase during 2025 compared with 2024 was primarily attributable to the operating costs of the Heartland branch network.

Data processing fees increased $5,336,000, or 44%, during the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase during 2025 compared with 2024 was largely driven by the Heartland acquisition including operating costs of the existing Heartland systems and acquisition-related costs.

Professional fees increased $2,271,000, or 28%, during the year ended December 31, 2025 compared with 2024. The increase during 2025 compared with 2024 was primarily attributable to the Heartland acquisition and technology support services.

Intangible amortization increased $8,116,000, or 399%, during the year ended December 31, 2025 compared with the same period of 2024. The increase was attributable to the Heartland acquisition.

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Other operating expenses increased $7,568,000, or 38%, during the year ended December 31, 2025 compared with the same period of 2024. The increase was largely attributable to the operating costs of Heartland.

Results of Operations Highlights – Quarter ended December 31, 2025

Net income for the quarter ended December 31, 2025 totaled $35,683,000, or $0.95 per share, an increase of 1% on a per share basis compared with the third quarter 2025 net income of $35,074,000, or $0.94 per share, and an increase of 22% on a per share basis compared with the fourth quarter 2024 net income of $23,211,000, or $0.78 per share.

On an adjusted basis, net income for the fourth quarter of 2025 was $35,895,000, or $0.96 per share, compared with adjusted net income of $34,444,000, or $0.92 per share, for the third quarter of 2025, and $23,419,000, or $0.79 per share, for the fourth quarter of 2024. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31, 2025			September 30, 2025			December 31, 2024

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$260,338	$2,585	3.94%	$187,648	$2,084	4.41%	$238,883	$2,792	4.65%
Securities	1,649,499	13,890	3.37%	1,584,261	13,622	3.44%	1,545,772	12,579	3.26%
Loans and Leases	5,828,461	94,442	6.44%	5,766,875	93,664	6.45%	4,094,333	62,356	6.06%
Total Interest Earning Assets	$7,738,298	$110,917	5.70%	$7,538,784	$109,370	5.77%	$5,878,988	$77,727	5.27%

Liabilities
Demand Deposit Accounts	$1,948,794			$1,912,208			$1,422,400

IB Demand, Savings, and MMDA Accounts	$3,828,648	$15,745	1.63%	$3,753,235	$17,086	1.81%	$3,058,257	$13,638	1.77%
Time Deposits	1,335,506	12,268	3.64%	1,330,944	12,330	3.68%	911,613	9,235	4.03%
FHLB Advances and Other Borrowings	219,970	2,648	4.78%	216,460	2,956	5.42%	214,915	2,650	4.91%
Total Interest-Bearing Liabilities	$5,384,124	$30,661	2.26%	$5,300,639	$32,372	2.42%	$4,184,785	$25,523	2.43%

Cost of Funds			1.57%			1.71%			1.73%
Net Interest Income, Tax-Equivalent Basis*		$80,256			$76,998			$52,204
Net Interest Margin			4.13%			4.06%			3.54%
___________________________________________
* Represents a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

12 of 25

During the fourth quarter of 2025, net interest income, on a non tax-equivalent basis, totaled $78,680,000, an increase of $2,955,000, or 4%, compared to the third quarter of 2025 net interest income of $75,725,000 and an increase of $27,648,000, or 54%, compared to the fourth quarter of 2024 net interest income of $51,032,000.

The increase in net interest income during the fourth quarter of 2025 compared with the third quarter of 2025 was primarily driven by improvement in the Company's net interest margin along with continued growth of earning assets. The increase in net interest income during the fourth quarter of 2025 compared with the fourth quarter of 2024 was primarily attributable to a higher level of average earning assets driven in large part by the Heartland acquisition and improvement of the Company's net interest margin.

The tax equivalent net interest margin for the quarter ended December 31, 2025 was 4.13% compared with 4.06% in the third quarter of 2025 and 3.54% in the fourth quarter of 2024. The continued improvement in the net interest margin during the fourth quarter of 2025 compared with the third quarter of 2025 was driven by a lower cost of funds, primarily attributable to lower deposit costs. The improvement in the net interest margin, excluding the accretion of discount on acquired loans, during the fourth quarter of 2025 compared with the fourth quarter of 2024 was largely driven by an improved yield on earning assets (including both loan and security yields) and a lower cost of deposits.

The Company's net interest margin and net interest income in all periods presented have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $3,966,000 during the fourth quarter of 2025, $3,914,000 during the third quarter of 2025, and $617,000 during the fourth quarter of 2024. Accretion of loan discounts on acquired loans contributed approximately 21 basis points to the net interest margin in the both the third and fourth quarters of 2025 and 4 basis points in the fourth quarter of 2024.

During the quarter ended December 31, 2025, the Company recorded a provision for credit losses of $2,225,000 compared with a provision for credit losses of $700,000 in the third quarter of 2025 and a provision for credit losses of $625,000 during the fourth quarter of 2024. Net charge-offs totaled $588,000, or 4 basis points on an annualized basis, of average loans outstanding during the fourth quarter of 2025 compared with $748,000, or 5 basis points on an annualized basis, of average loans during the third quarter of 2025 and $313,000, or 3 basis points on an annualized basis, of average loans during the fourth quarter of 2024.

During the quarter ended December 31, 2025, non-interest income totaled $17,310,000, a decline of $1,119,000, or 6%, compared with the third quarter of 2025 and an increase of $3,196,000, or 23%, compared with the fourth quarter of 2024. The decline in non-interest income during the fourth quarter of 2025 compared with the third quarter of 2025 was largely driven by a $283,000 loss on the extinguishment of debt resulting from the redemption of $40.0 million of the Company's fixed-to-floating rate subordinated notes during the fourth quarter of 2025 and a $975,000 gain on the extinguishment of debt resulting from the

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Bradley M Rust, President and Chief Financial Officer
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redemption of $24.3 million of fixed-to-floating rate subordinated notes during the third quarter of 2025. The increase during the fourth quarter of 2025 compared to the same period of 2024 was largely the result of the Heartland acquisition and improvement of the Company's existing fee revenue generation.

Excluding the loss and gain on the extinguishment of debt discussed above, non-interest income on an adjusted basis for the fourth quarter of 2025 was $17,593,000 and $17,454,000 for the third quarter of 2025. Adjusted non-interest income is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/2025	9/30/2025	12/31/2024
(dollars in thousands)

Wealth Management Fees	$4,519	$4,288	$3,687
Service Charges on Deposit Accounts	3,956	3,927	3,344
Insurance Revenues	—	—	—
Company Owned Life Insurance	647	630	616
Interchange Fee Income	5,033	5,087	4,244
Sale of Assets of German American Insurance	—	—	—
Other Operating Income	2,046	3,308	1,593
Subtotal	16,201	17,240	13,484
Net Gains on Sales of Loans	1,109	1,189	630
Net Gains (Losses) on Securities	—	—	—
Total Non-interest Income	$17,310	$18,429	$14,114

Wealth management fees increased $231,000, or 5%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $832,000, or 23%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the third quarter of 2025 was largely attributable to strong new business growth resulting in increased assets under management. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was also largely attributable to increased assets under management driven by healthy capital markets throughout 2024 and much of 2025, and continued strong new business results in addition to the Heartland acquisition.

Service charges on deposit accounts remained relatively stable, increasing 1%, during the quarter ended December 31, 2025 compared with the third quarter quarter of 2025 and increased $612,000, or 18%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was primarily driven by the Heartland acquisition in addition to increased customer utilization of deposit services.

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Bradley M Rust, President and Chief Financial Officer
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Interchange fees remained relatively stable, declining 1%, during the quarter ended December 31, 2025 compared with the third quarter of 2025 and increased $789,000, or 19%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was largely attributable to the Heartland acquisition.

Other operating income declined $1,262,000, or 38%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $453,000, or 28%, compared with the fourth quarter of 2024. The decline in non-interest income during the fourth quarter of 2025 compared with the third quarter of 2025 was largely driven driven by the previously discussed $283,000 loss on the extinguishment of debt during the fourth quarter of 2025 and the $975,000 gain on the extinguishment of debt during the third quarter of 2025.

Net gains on sales of loans declined $80,000, or 7%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $479,000, or 76%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was largely related to the Heartland acquisition and a higher volume of loans sold. Loan sales totaled $48.2 million during the fourth quarter of 2025 compared with $55.5 million during the third quarter of 2025 and $33.5 million during the fourth quarter of 2024.

During the quarter ended December 31, 2025, non-interest expense totaled $49,950,000, an increase of $250,000, or less than 1%, compared with the third quarter of 2025, and an increase of $14,110,000, or 39%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was primarily driven by the operating costs associated with the Heartland acquisition.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/2025	9/30/2025	12/31/2024
(dollars in thousands)

Salaries and Employee Benefits	$27,620	$25,444	$20,404
Occupancy, Furniture and Equipment Expense	4,965	5,255	3,773
FDIC Premiums	953	1,059	714
Data Processing Fees	3,823	4,175	3,257
Professional Fees	2,162	1,960	1,178
Advertising and Promotion	1,078	1,321	951
Intangible Amortization	2,582	2,693	438
Other Operating Expenses	6,767	7,793	5,124
Total Non-interest Expense	$49,950	$49,700	$35,839

Salaries and benefits increased $2,176,000, or 9%, during the quarter ended December 31, 2025 compared with the third quarter of 2025 and increased $7,216,000, or 35%, compared with the fourth quarter of 2024.

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

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The increase in salaries and benefits during the fourth quarter of 2025 compared with the third quarter of 2025 was attributable to an increased incentive compensation cost and health insurance costs. The increase in the fourth quarter of 2025 compared with the fourth quarter of 2024 was largely due to the salaries and benefits costs for the Heartland employee base as well as increased incentive compensation plan costs.

Occupancy, furniture and equipment expense declined $290,000, or 6%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $1,192,000, or 17%, compared to the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the fourth quarter of 2024 was primarily attributable to the operating costs of the Heartland branch network.

Data processing fees declined $352,000, or 8%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $566,000, or 32%, compared with the third quarter of 2024. The decline during the fourth quarter of 2025 compared with the third quarter of 2025 was primarily related to non-recurring elevated costs in the third quarter of 2025. The increase during the fourth quarter of 2025 compared with the same period of 2024 was largely driven by operating costs associated with the Heartland acquisition and continued enhancements to existing data systems and processes.

Professional fees increased $202,000, or 10%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $984,000, or 84%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the same period of 2024 was largely driven by the Heartland acquisition and technology support services.

Intangible amortization declined $111,000, or 4%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $2,144,000, or 490%, compared with the fourth quarter of 2024. The increase during the fourth quarter of 2025 compared with the same period of 2024 was attributable to the Heartland acquisition.

Other operating expenses declined $1,026,000, or 13%, during the fourth quarter of 2025 compared with the third quarter of 2025 and increased $1,643,000, or 32%, compared with the fourth quarter of 2024. The decline during the fourth quarter of 2025 compared with the third quarter of 2025 was largely the result of a decline in amortization expense for residential mortgage servicing rights and a reduction of reserves related to unfunded loan commitments. The increase in the fourth quarter of 2025 compared to the fourth quarter of 2024 was largely attributable to operating costs of Heartland.

About German American

German American Bancorp, Inc. (Nasdaq: GABC) is a financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 94 banking offices located throughout Indiana (central/southern), Kentucky (northern/central/western), and Ohio (central/ southwest). In Columbus, Ohio and Greater Cincinnati, the Company does business as Heartland Bank, a

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Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

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Division of German American Bank. The Company also owns an investment brokerage subsidiary, German American Investment Services, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions.

Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the soundness of other financial institutions and general investor sentiment regarding the stability of financial institutions;
d. changes in our liquidity position;
e. the impacts of epidemics, pandemics or other infectious disease outbreaks;
f.    changes in competitive conditions;
g.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
h.    changes in customer borrowing, repayment, investment and deposit practices;
i.    changes in fiscal, monetary and tax policies;
j.    changes in financial and capital markets;
k.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
l.    risks of expansion through acquisitions and mergers, including the possibility that the anticipated cost savings and strategic gains, are not realized when expected or at all as a result of unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

m.    factors driving credit losses on investments;

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n.    the impact, extent and timing of technological changes;
o.    potential cyber-attacks, information security breaches and other criminal activities;
p.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
q.    actions of the Federal Reserve Board;
r.    changes in accounting principles and interpretations;
s.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w. changes to the fair value estimates used by German American in accounting for its acquisition of Heartland, which preliminary valuations must be finalized no later than January 31, 2026; and

x.    other risk factors expressly identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by German American with the SEC.

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	December 31, 2025	September 30, 2025	December 31, 2024
ASSETS
Cash and Due from Banks	$71,428	$112,718	$69,249
Short-term Investments	47,454	143,430	120,043
Investment Securities	1,657,747	1,618,370	1,517,640

Loans Held-for-Sale	7,817	10,058	8,239

Loans, Net of Unearned Income	5,875,097	5,778,505	4,124,902
Allowance for Credit Losses	(77,694)	(76,057)	(44,436)
Net Loans	5,797,403	5,702,448	4,080,466

Stock in FHLB and Other Restricted Stock	17,688	17,856	14,423
Premises and Equipment	139,001	139,850	104,045
Goodwill and Other Intangible Assets	409,260	411,656	183,043
Other Assets	240,982	244,862	198,762
TOTAL ASSETS	$8,388,780	$8,401,248	$6,295,910

LIABILITIES
Non-interest-bearing Demand Deposits	$1,944,831	$1,938,522	$1,399,270
Interest-bearing Demand, Savings, and Money Market Accounts	3,755,374	3,714,191	3,013,204
Time Deposits	1,289,537	1,361,789	916,601
Total Deposits	6,989,742	7,014,502	5,329,075

Borrowings	182,683	211,016	210,131
Other Liabilities	54,030	56,007	41,637
TOTAL LIABILITIES	7,226,455	7,281,525	5,580,843

SHAREHOLDERS’ EQUITY
Common Stock and Surplus	744,314	744,017	421,943
Retained Earnings	582,945	558,086	513,588
Accumulated Other Comprehensive Income (Loss)	(164,934)	(182,380)	(220,464)
SHAREHOLDERS’ EQUITY	1,162,325	1,119,723	715,067

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,388,780	$8,401,248	$6,295,910

END OF PERIOD SHARES OUTSTANDING	37,495,679	37,493,333	29,677,093

TANGIBLE BOOK VALUE PER SHARE (1)	$20.08	$18.89	$17.93

(1) Tangible Book Value per Share is defined as Total Shareholders’ Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
INTEREST INCOME
Interest and Fees on Loans	$93,785	$93,305	$62,045	$358,597	$240,241
Interest on Short-term Investments	2,585	2,084	2,792	10,817	7,697
Interest and Dividends on Investment Securities	12,971	12,708	11,718	50,675	43,105
TOTAL INTEREST INCOME	109,341	108,097	76,555	420,089	291,043

INTEREST EXPENSE
Interest on Deposits	28,013	29,416	22,873	115,092	90,622
Interest on Borrowings	2,648	2,956	2,650	10,865	9,830
TOTAL INTEREST EXPENSE	30,661	32,372	25,523	125,957	100,452

NET INTEREST INCOME	78,680	75,725	51,032	294,132	190,591
Provision for Credit Losses	2,225	700	625	19,425	2,775
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	76,455	75,025	50,407	274,707	187,816

NON-INTEREST INCOME
Net Gains on Sales of Loans	1,109	1,189	630	4,510	3,054
Net Gains (Losses) on Securities	—	—	—	—	(34,788)
Other Non-interest Income	16,201	17,240	13,484	62,802	94,394
TOTAL NON-INTEREST INCOME	17,310	18,429	14,114	67,312	62,660

NON-INTEREST EXPENSE
Salaries and Benefits	27,620	25,444	20,404	107,742	82,257
Other Non-interest Expenses	22,330	24,256	15,435	94,207	64,120
TOTAL NON-INTEREST EXPENSE	49,950	49,700	35,839	201,949	146,377

Income before Income Taxes	43,815	43,754	28,682	140,070	104,099
Income Tax Expense	8,132	8,680	5,471	27,435	20,288

NET INCOME	$35,683	$35,074	$23,211	$112,635	$83,811

BASIC EARNINGS PER SHARE	$0.95	$0.94	$0.78	$3.06	$2.83
DILUTED EARNINGS PER SHARE	$0.95	$0.94	$0.78	$3.06	$2.83

WEIGHTED AVERAGE SHARES OUTSTANDING	37,493,710	37,493,028	29,678,443	36,796,342	29,656,416
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	37,493,710	37,493,028	29,678,443	36,796,342	29,656,416

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Year Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.67%	1.68%	1.45%	1.37%	1.34%
	Annualized Return on Average Equity	12.49%	13.00%	12.67%	10.72%	12.22%
	Annualized Return on Average Tangible Equity (1)	19.49%	21.14%	16.90%	17.19%	16.72%
	Net Interest Margin	4.13%	4.06%	3.54%	4.02%	3.43%
	Efficiency Ratio (2)	48.55%	49.26%	53.38%	52.28%	49.18%
	Net Overhead Expense to Average Earning Assets (3)	1.69%	1.66%	1.48%	1.81%	1.46%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.04%	0.05%	0.03%	0.05%	0.05%
	Allowance for Credit Losses to Period End Loans	1.32%	1.32%	1.08%
	Non-performing Assets to Period End Assets	0.35%	0.28%	0.18%
	Non-performing Loans to Period End Loans	0.50%	0.41%	0.27%
	Loans 30-89 Days Past Due to Period End Loans	0.37%	0.30%	0.33%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$8,533,883	$8,350,565	$6,384,219	$8,237,194	$6,233,753
	Average Earning Assets	$7,738,298	$7,538,784	$5,878,988	$7,453,650	$5,722,010
	Average Total Loans	$5,828,461	$5,766,875	$4,094,333	$5,604,879	$4,035,670
	Average Demand Deposits	$1,948,794	$1,912,208	$1,422,400	$1,851,978	$1,420,412
	Average Interest Bearing Liabilities	$5,384,124	$5,300,639	$4,184,785	$5,278,475	$4,080,982
	Average Equity	$1,142,357	$1,079,359	$732,698	$1,050,990	$685,862

	Period End Non-performing Assets (4)	$29,479	$23,724	$11,122
	Period End Non-performing Loans (5)	$29,411	$23,676	$11,122
	Period End Loans 30-89 Days Past Due (6)	$21,880	$17,091	$13,727

	Tax-Equivalent Net Interest Income	$80,256	$76,998	$52,204	$299,569	$196,085
	Net Charge-offs during Period	$588	$748	$313	$2,670	$2,104

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax-equivalent basis, and Non-interest Income less Net Gains (Losses) on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.

GERMAN AMERICAN BANCORP, INC.
USE OF NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of German American Bancorp, Inc. (the “Company”) conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company has provided certain, non-GAAP financial measures, which it believes are useful because they assist investors in assessing the Company’s operating performance. Specifically, the Company has presented its net income, earnings per share, provision for credit losses, non-interest expense, non-interest income, efficiency ratio, return on average assets, return on average equity, return on tangible equity, and net interest margin on an as adjusted basis for the periods set forth below to reflect the exclusion of the following items: (1) the Current Expected Credit Losses (“CECL”) “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger; (2) non-recurring expenses related to the Heartland merger; (3) the gain and loss on the extinguishment of debt resulting from the redemption of certain subordinated notes on September 15, 2025 and December 30, 2025, respectively; (4) the operating results for German American Insurance, Inc. (“GAI”), whose assets were sold effective June 1, 2024; (5) the gain on the sale of GAI assets; and (6) the loss related to the securities portfolio restructuring transaction that occurred in the second quarter of 2024. Management believes excluding such items from these financial measures may be useful in assessing the Company’s underlying operational performance since the applicable transactions do not pertain to its core business operations and exclusion may facilitate better comparability between periods. In addition, management believes that by excluding such items the measures are useful to the Company, as well as analysts and investors, in assessing operating performance. Management also believes excluding these items may enhance comparability for peer comparison purposes.

Management believes that it is standard practice in the banking industry to present the efficiency ratio and net interest margin on a fully tax-equivalent basis and that, by doing so, it may enhance comparability for peer comparison purposes. The tax-equivalent adjustment to net interest income (for purposes of the efficiency ratio) and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%.

Although intended to enhance investors’ understanding of the Company’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Income and Earnings Per Share	Three Months Ended			Year Ended
(Dollars in Thousands, except per share amounts)	12/31/2025	09/30/2025	12/31/2024	12/31/2025	12/31/2024
Net Income, as reported	$35,683	$35,074	$23,211	$112,635	$83,811
Adjustments:
Plus: CECL Day 2 non-PCD provision	—	—	—	12,150	—
Plus: Non-recurring merger-related expenses	—	101	154	5,418	1,082
Less: Gain (loss) on debt extinguishment	(212)	731	—	519	—
Less: Loss on securities restructuring	—	—	—	—	(27,189)
Less: Income from GAI operations	—	—	(54)	—	767
Less: Gain on sale of GAI assets	—	—	—	—	27,476
Adjusted Net Income	$35,895	$34,444	$23,419	$129,684	$83,839

Weighted Average Shares Outstanding	37,493,710	37,493,028	29,678,443	36,796,342	29,656,416

Earnings Per Share, as reported	$0.95	$0.94	$0.78	$3.06	$2.83
Earnings Per Share, as adjusted	$0.96	$0.92	$0.79	$3.52	$2.83

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Non-Interest Income and Non-Interest Expense	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	09/30/2025	12/31/2024	12/31/2025	12/31/2024

Non-Interest Income	$17,310	$18,429	$14,114	$67,312	$62,660
Less: Gains (Losses) on securities	—	—	—	—	105
Less: Loss on securities restructuring	—	—	—	—	(34,893)
Less: Gain (loss) on debt extinguishment	(283)	975	—	692	—
Less: Revenue from GAI operations	—	—	—	—	4,434
Less: Gain on sale of GAI assets	—	—	—	—	38,323
Adjusted Non-Interest Income	$17,593	$17,454	$14,114	$66,620	$54,691

Non-Interest Expense	$49,950	$49,700	$35,839	$201,949	$146,377
Less: Non-recurring merger-related expenses	—	135	198	6,996	1,370
Less: Expense from GAI operations	—	—	72	—	3,414
Less: Expense from sale of GAI assets	—	—	—	—	1,816
Adjusted Non-Interest Expense	$49,950	$49,565	$35,569	$194,953	$139,777

Non-GAAP Reconciliation – Efficiency Ratio	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	09/30/2025	12/31/2024	12/31/2025	12/31/2024
Adjusted Non-Interest Expense (from above)	$49,950	$49,565	$35,569	$194,953	$139,777
Less: Intangible Amortization	2,582	2,693	438	10,148	2,032
Adjusted Non-Interest Expense excluding Intangible Amortization	$47,368	$46,872	$35,131	$184,805	$137,745

Net Interest Income	$78,680	$75,725	$51,032	$294,132	$190,591
Add: FTE Adjustment	1,576	1,273	1,172	5,437	5,494
Net Interest Income (FTE)	80,256	76,998	52,204	299,569	196,085

Adjusted Non-Interest Income (from above)	17,593	17,454	14,114	66,620	54,691

Total Adjusted Total Revenue	$97,849	$94,452	$66,318	$366,189	$250,776

Efficiency Ratio	48.55%	49.26%	53.38%	52.28%	49.18%
Adjusted Efficiency Ratio	48.41%	49.63%	52.97%	50.47%	54.93%

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Interest Margin	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	09/30/2025	12/31/2024	12/31/2025	12/31/2024
Net Interest Income (FTE) from above	$80,256	$76,998	$52,204	$299,569	$196,085
Less: Accretion of Discount on Acquired Loans	$3,966	$3,914	$617	$15,556	$1,507
Adjusted Net Interest Income (FTE)	$76,290	$73,084	$51,587	$284,013	$194,578
Average Earning Assets	$7,738,298	$7,538,784	$5,878,988	$7,453,650	$5,722,010
Net Interest Margin (FTE)	4.13%	4.06%	3.54%	4.02%	3.43%
Adjusted Net Interest Margin (FTE)	3.92%	3.85%	3.50%	3.81%	3.40%

Non-GAAP Reconciliation – Return on Average Assets	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	09/30/2025	12/31/2024	12/31/2025	12/31/2024
Adjusted Net Income	$35,895	$34,444	$23,419	$129,684	$83,839

Average Assets	$8,533,883	$8,350,565	$6,384,219	$8,237,194	$6,233,753

Return on Average Assets, as reported	1.67%	1.68%	1.45%	1.37%	1.34%
Return on Average Assets, as adjusted	1.68%	1.65%	1.47%	1.57%	1.34%

Non-GAAP Reconciliation – Return on Average Equity	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Adjusted Net Income	$35,895	$34,444	$23,419	$129,684	$83,839

Average Equity	$1,142,357	$1,079,359	$732,698	$1,050,990	$685,862

Return on Average Equity, as reported	12.49%	13.00%	12.67%	10.72%	12.22%
Return on Average Equity, as adjusted	12.57%	12.76%	12.79%	12.34%	12.22%

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Return on Tangible Equity	Three Months Ended			Year Ended
(Dollars in Thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Adjusted Net Income	$35,895	$34,444	$23,419	$129,684	$83,839

Average Equity, as reported	$1,142,357	$1,079,359	$732,698	$1,050,990	$685,862
Average Intangibles, as reported	410,150	415,666	183,274	395,603	184,664
Average Tangible Equity	$732,207	$663,693	$549,424	$655,387	$501,198

Return on Tangible Equity, as reported	19.49%	21.14%	16.90%	17.19%	16.72%
Return on Tangible Equity, as adjusted	19.61%	20.76%	17.05%	19.79%	16.73%